Exhibit 4 (4)
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
LAYNE CHRISTENSEN COMPANY
          The undersigned, Layne Christensen Company, a Delaware corporation (the “Corporation”), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:
          I. The following resolution proposed by the Board of Directors and adopted by the stockholders of the Corporation sets forth the amendment adopted:
     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting all of the present Article X and inserting in lieu thereof the following Article X:
ARTICLE X
BOARD OF DIRECTORS
     A. Except as may otherwise be provided pursuant to Article IV hereof with respect to any rights of holders of Preferred Stock to elect additional directors, the number of directors of the Corporation shall be not less than one (1) nor more than nine (9), with the then-authorized number of directors being fixed from time to time by or pursuant to a resolution passed by the Board of Directors of the Corporation.
     B. Subject to the provisions of this Article X below, until the 2009 annual meeting of stockholders, when the following classification shall cease, the directors of the Corporation (other than any directors who may be elected by holders of Preferred Stock as provided for pursuant to Article IV hereof) shall be and are divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as the then-authorized number of directors constituting the Board of Directors permits. Until the 2007 annual meeting of stockholders, each director shall serve for a term ending on the date of the third annual meeting of stockholders (an “Annual Meeting”) following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 1993, each initial director in Class II shall serve for a term ending on the date of the Annual Meeting held in 1994, and each initial director in Class III shall serve for a term ending on the date of the Annual Meeting held in 1995. Directors elected at and after the 2007 annual meeting of stockholders shall hold office until the first annual meeting of stockholders following their election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal. Any director who may be elected by holders of Preferred Stock as provided for pursuant to Article IV hereof shall serve for a term ending on the date of the next Annual Meeting following the Annual Meeting at which such director was elected.

     C. In the event of any increase or decrease in the authorized number of directors:
          1. Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and
          2. Until the 2009 annual meeting of stockholders, except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of Preferred Stock to elect additional directors, the newly-created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.
     D. Notwithstanding the provisions of Paragraphs B and C of this Article X, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Except as may otherwise be provided pursuant to Article IV hereof with respect to any rights of holders of Preferred Stock, a director may be removed without cause either by (i) a majority vote of the directors then in office (including for purposes of calculating the number of directors then in office the director subject to such removal vote), or (ii) the affirmative vote of the stockholders holding at least 80% of the capital stock entitled to vote for the election of directors.
     E. Except as may otherwise be provided pursuant to Article IV hereof with respect to any rights of holders of Preferred Stock to elect additional directors, should a vacancy in the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal or through an increase in the number of authorized directors), such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A director so elected to fill a vacancy shall serve for the remainder of the term of the class to which he was elected.
     F. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.
          II. Such amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware Corporation Law, as amended.
          IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its President and attested by its Secretary as of June 27, 2006, and each of them does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

LAYNE CHRISTENSEN COMPANY
By:	/s/ A.B. Schmitt
Andrew B. Schmitt, President

(CORPORATE SEAL)
ATTEST:

/s/ Steven F. Crooke
Steven F. Crooke, Secretary